Exhibit (a)(1)(E)

Stock Option Exchange:

Frequently Asked Questions (FAQs)

Have a question not answered here? Email People@rocketpharma.com.

The following are answers to some of the questions that you may have about this Offer to Exchange. We urge you to read carefully the following questions and answers, as well as the Offer to Exchange. Where applicable, we have included section references to the Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial, legal and/or tax advisors before deciding whether to participate in this Offer to Exchange. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions and answers in this FAQ document have been separated into three sections, (i) option exchange design questions, (ii) administrative and timing questions and (iii) other important questions.

Option Exchange Design Questions

What is the Option Exchange?

The Option Exchange is being offered by the Company to allow eligible employees of the Company to exchange their outstanding stock options that were granted under the 2014 Plan that have exercise prices equal to or greater than $3.52, for new options covering a lesser number of shares, which we refer to as “New Options”. The number of shares subject to New Options that will be granted in exchange for existing Eligible Options will be determined by the exchange ratios described below. The New Options will be granted on the date on which we cancel the Eligible Options accepted for exchange, which we expect will be expiration date of this Offer and which we refer to as the New Option Grant Date. The New Options will have an exercise price equal to the closing price of our common stock on Nasdaq on the Offer Expiration Date. The New Options will be subject to the terms and conditions as provided for in the 2014 Plan. Each New Option will have an expiration date of the later of (i) the original expiration date and (ii) five years from the New Option Grant Date (subject to earlier termination under certain circumstances, including following termination of your employment).

New Options issued in exchange for vested Eligible Options will vest in full on the first anniversary of the New Option Grant Date and New Options issued in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to the Eligible Employee’s continued employment with the Company on each such date and any applicable vesting acceleration provisions.

Why are we making this Offer?

An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of New Options with a fair value that, in the aggregate, will be approximately equal to the fair value of the Eligible Options that are surrendered in the Option Exchange.

A significant majority of our employees’ options have exercise prices that exceed, in some cases significantly, the current trading price of our common stock, which remains below historical levels. We face significant competition for experienced and talented personnel in our industry, and stock options are an important part of our incentive compensation. We believe that significantly underwater stock options are less effective as performance incentives because they provide less or no perceived value to employee option holders, as stock options cannot be sold and only provide value to the holder when there is a positive spread between the exercise price and the current stock price.

As of April 24, 2026, we had a total of 14,108,393 shares of common stock subject to outstanding stock options under the 2014 Plan, with a range in exercise prices from $1.21 per share to $62.32 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, many of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. If all Eligible Options are exchanged in the Option Exchange, we estimate that the net reduction in our equity overhang could be up to 5.2% of our overhang and 0.6% of our fully diluted share count, based on 109,174,502 shares outstanding as of April 24, 2026. The net shares underlying exchanged Eligible Options that were granted under our 2014 Plan in excess of the shares underlying the New Options granted in connection with the Option Exchange will be returned to the pool available for issuance under the 2014 Plan.

The Option Exchange is voluntary and will allow Eligible Employees to choose whether to keep their Eligible Options at existing exercise prices and terms or to exchange those options for New Options with new exercise prices. We intend the Option Exchange to enable Eligible Employees to recognize value from their options, but this cannot be guaranteed considering the unpredictability of the stock market and vesting terms contingent upon continued employment. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)

Subject to the limitations set forth in Sections 6 and 14 of the Offer to Exchange entitled “Conditions of this Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right, before the Offer Expiration Date, to terminate or amend this Offer to Exchange and to postpone our acceptance and cancellation of any Eligible Options elected for exchange if we do not receive approval of the Option Exchange by our stockholders.

How does the Option Exchange work?

We are offering eligible employees the opportunity to exchange their outstanding options that were issued under the 2014 Plan and have exercise prices equal to or greater than $3.52 for a predetermined number of New Options, rounded to the nearest whole share, based on the exchange ratios described in the table below. The outstanding options that you hold give you the right to purchase our shares of common stock, once vested and once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer to Exchange, we refer to the actual options you hold to purchase our shares of common stock and not the shares of common stock underlying those options.

New Options will be granted with a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the New Option Grant Date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender Eligible Options on or before 3:59 p.m., Eastern Time, on May 26, 2026, unless this Offer is extended, after which time such election will be irrevocable.

The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an employee must surrender in order to receive one share of common stock underlying a New Option, and vary based on the exercise price of the Eligible Options. The exchange ratios for the Option Exchange were determined using a binomial lattice model in accordance with U.S. GAAP and are based on, among other things, the volatility of our stock, the expected settlement behavior for a stock option and interest rates. The exchange ratios were calculated to result in an aggregate fair value of the New Options approximately equal to the aggregate current fair value of the Eligible Options they replace, in order to balance the compensatory goals of the Option Exchange and the interests of our stockholders, including reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New Options. The number of shares of common stock underlying each New Option will be calculated according to the exchange ratios and will be rounded to the nearest whole share on a grant-by-grant basis (based on the grant date of the Eligible Option). New Options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. As set forth in the table below, the applicable exchange ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Subject to Outstanding Eligible Options (as of April 24, 2026)	Exchange Ratio (Eligible Options to New Options)
$3.52 to $10.68	12,723	1.30 to 1
$10.69 to $20.03	510,371	1.80 to 1
$20.04 to $30.00	742,349	2.00 to 1
$30.01 to $56.48	117,795	2.70 to 1
$56.49 to $62.32	72,725	4.20 to 1

The per share exercise price of the New Options will be the per share closing price of our common stock on Nasdaq on the New Option Grant Date.

Unless prevented by law or applicable regulations, Eligible Options accepted for exchange will be cancelled, and New Options will be granted under the 2014 Plan.

Example

To illustrate how the exchange ratios work, assume that:

•	You are an Eligible Employee of the Company as of the Offer commencement date and remain an employee through the Offer Expiration Date.
•
You have four existing option grants each to purchase 1,000 shares of common stock with corresponding per share exercise prices of: $14.82 (hypothetical grant date of March 7, 2022), $20.57 (hypothetical grant date of March 6, 2023), $28.71 (hypothetical grant date of March 4, 2024) and $8.79 (hypothetical grant date of March 3, 2025). Each option vests as to 33% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to the remainder in equal quarterly installments over the following two years, subject to continued service.

•	Solely for purposes of illustration, the New Option Grant Date is May 26, 2026.

If you elect to participate in the Offer:

•
You will only be able to elect to exchange your three existing option grants with per share exercise prices of $14.82, $20.57 and $28.71 for New Options. Your election to exchange can cover zero shares or all 1,000 shares of each separate option grant (i.e., with the same exercise price and grant date). You cannot elect to exchange less than the full amount of a separate option grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $14.82, $20.57 and $28.71. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.

•	You will not be able to elect to exchange your existing option grant with a per share exercise price of $8.79 for a New Option because the grant was made in 2025.

•
All the New Options issued in exchange for vested Eligible Options will vest on the first anniversary of the New Option Grant Date, subject to your continued employment with the Company on such date and any applicable vesting acceleration provisions.

•
All of the New Options issued in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to your continued employment with the Company on each such date and any applicable vesting acceleration provisions.

•	The New Options will have an exercise price equal to closing price of our common stock on Nasdaq on the New Option Grant Date.
•	The New Options will have an expiration date of the later of (i) the original expiration date and (ii) five years from the New Option Grant Date.

Under these facts, the table below shows the number of shares of common stock subject to each New Option you would receive were you to participate in the Offer and elect to exchange the existing Eligible Options with per share exercise prices of $14.82, $20.57 and $28.71.

Grant Date of Eligible Option	Exercise Price of Eligible Option	Cancelled Shares Subject To Eligible Option	Exchange Ratio	Shares Subject to New Option
March 7, 2022	$14.82	1,000	1.80	556
March 6, 2023	$20.57	1,000	2.00	500
March 4, 2024	$28.71	1,000	2.00	500

Which options are eligible for this Offer?

Options eligible for exchange are those held by employees who are not executive officers at the EVP-level or above that were issued under the 2014 Plan prior to 2025 and have exercise prices equal to or greater than $3.52. Members of the Company’s Board of Directors are not eligible to participate in the Offer. If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange.

Eligible Options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of their expiration date and will not be eligible to be exchanged for New Options.

Who is eligible to participate in this Offer?

You are eligible to participate in the Offer if you:

•	are an employee of the Company on the Exchange Commencement Date;
•
as of the New Option Grant Date, you are an employee of the Company and have not submitted a notice of resignation or termination, or been notified by the Company that your employment is being terminated;

•	are not an executive officer at or above the EVP-level or a member of the Company’s Board of Directors; and
•	hold at least one Eligible Option as of the Exchange Commencement Date.

If you hold Eligible Options but do not satisfy these conditions (for example, you are a former employee or you are an adviser or consultant and not an employee), you are not eligible to participate in the Option Exchange.

What if I leave Rocket before the Offer Expiration Date?

If you are no longer employed with the Company, whether voluntarily, involuntarily, or for any other reason, or have submitted a notice of resignation or termination, or been notified by the Company that your employment is being terminated, before the Offer Expiration Date, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF ROCKET AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) BY PAYING THE CURRENT EXERCISE PRICE DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New Options” for additional information.

Why aren’t the exchange ratios set at one-for-one?

The exchange ratios were calculated to result in an aggregate fair value of the New Options approximately equal to the aggregate fair value of the Eligible Options they replace, in order to balance the compensatory goals of the option exchange and the interests of our stockholders, which include reducing our total number of outstanding options, avoiding further dilution to our stockholders, and minimizing the accounting expense of the grants of New Options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the New Options and the associated accounting expense would be greater than the current fair value of the Eligible Options. Accordingly, the higher-value New Options will cover fewer shares than the lower-value Eligible Options they replace to achieve a similar relative fair value for accounting purposes.

If I participate, what will happen to my exchanged options?

Eligible Options that you elect to exchange will be cancelled on the Offer Expiration Date, which is currently scheduled for 3:59 p.m., Eastern Time, on May 26, 2026, unless this Offer is extended. The net shares underlying exchanged Eligible Options that were granted under our 2014 Plan in excess of the shares underlying the New Options granted in connection with the Option Exchange will be returned to the pool available for issuance under the 2014 Plan.

If I elect to exchange some of my Eligible Options, do I have to elect to exchange all of my Eligible Options?

No. You may elect to exchange your Eligible Options on a grant-by-grant basis (determined based on options having the same grant date and exercise price). If you elect to exchange any portion of an eligible separate option grant in the Offer, you must elect to exchange the entire eligible separate option grant. No partial exchanges of separate option grants will be permitted.

There are two types of stock options – incentive stock options and non-qualified stock options – and the tax treatment of each type is different. Some of your Eligible Option grants may consist of incentive stock options and some of your Eligible Option grants may consist of non-qualified stock options under U.S. tax laws. This classification is determined automatically at the time of grant and is reflected on the Option Exchange website. See Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for further information.

What happens to Eligible Options that I choose not to exchange or that you do not accept for exchange?

Eligible Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

Will I receive non-qualified stock options or incentive stock options if I participate in this Offer?

All New Options issued in the Option Exchange will be granted as non-qualified stock options, even if your exchanged option was an incentive stock option. Incentive stock options are eligible for more favorable tax treatment, as described below, and such favorable tax treatment will not be available for the New Options. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.

What are the conditions to this Offer?

This Offer is subject to the conditions described in Section 6, including approval of the Option Exchange by our stockholders at the annual meeting to be held on May 20, 2026. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” for additional information.)

Administrative and Timing Questions

How do I participate in this Offer?

1.
If you choose to participate in the Option Exchange, you must take the following action on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date: Click on the link to the Option Exchange website in the email you received from the Option Exchange website on April 27, 2026, or go to the Option Exchange website at exchange.awardtraq.com. Log in to the Option Exchange website using the login instructions provided to you in that email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.
After logging in to the Option Exchange website, review the information and proceed through to the election page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•
the number of vested shares of Company common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.
On the election page, make your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange for new at-the-money stock options” or choose not to tender in the Option Exchange by selecting “Keep your current stock options.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Keep your current stock options.” In that event, the Eligible Option will not be exchanged.

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the confirmation page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. We must receive your properly completed and submitted election by the Offer Expiration Date, currently expected to be 3:59 p.m., Eastern Time, on May 26, 2026. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email people@rocketpharma.com.

If you wish to exchange any portion of an individual Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.

How do I find out the details about my existing options?

Certain information regarding your Eligible Options will be provided to you on the Option Exchange website. To access the Option Exchange Website:

(a)
Click on the link to the Option Exchange website in the email you received from the Option Exchange website on April 27, 2026, or go to the Option Exchange website at exchange.awardtraq.com. Log in to the Option Exchange website using the login instructions provided to you in that email (or if you previously logged into the Option Exchange website, your updated login credentials).

(b)
After logging in to the Option Exchange website, review the information and proceed through to the election page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•
the number of vested shares of Company common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

If you believe there is an error with respect to your personalized information presented on the Option Exchange website, please contact people@rocketpharma.com. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email people@rocketpharma.com.

For further details about your existing options, you should refer to the 2014 Plan and the option award agreement for your Eligible Options which are available on the exchange.awardtraq.com website.

What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not be permitted to participate in this Offer, and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.

Please note that if you do not wish to participate in this Offer, no action by you is needed and you are not required to visit the Option Exchange website. (See “Risk Factors” for additional information.)

IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange Eligible Options at any time on or before 3:59 p.m., Eastern Time, on the Offer Expiration Date, which is scheduled to occur on May 26, 2026, unless extended by us. If this Offer is extended beyond May 26, 2026, you can withdraw or change your election at any time until the extended expiration date of this Offer.

Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on May 26, 2026.

1.	Log in to the Option Exchange website at exchange.awardtraq.com.

2.
After logging in to the Option Exchange website, review the information and proceed through to the election page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the number of vested shares of our common stock subject to the Eligible Option grant as of April 24, 2026 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); and

•
the hypothetical number of shares of our common stock subject to the New Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds.

3.
On the election page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange for new at-the-money stock options” or choose not to tender in the Option Exchange by selecting “Keep your current stock options.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Keep your current stock options.” In that event, the Eligible Option will not be exchanged.

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the confirmation page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing people@rocketpharma.com. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” for additional information.)

           AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

Yes, any unexercised portion of an eligible separate option grant can be exchanged. If you have previously exercised a portion of an Eligible Option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. The New Option will only replace the portion of the Eligible Option grant that is cancelled upon the expiration of this Offer.

Can I select which of my Eligible Options to exchange?

Yes. You can exchange your Eligible Options on a grant-by-grant basis, determined based on the original grant date and the original exercise price of the Eligible Option. However, no partial exchanges of eligible separate option grants will be permitted.

Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange Eligible Options, whether or not they are vested. The vesting schedule for New Options is described below.

What will be my new option exercise price?

The per share exercise price of the New Options will be the per share closing price of our common stock on Nasdaq on the New Option Grant Date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE NEW OPTION GRANT DATE, THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” for additional information.)

When will the New Options be granted?

We expect to grant the New Options on the Offer Expiration Date, which is the date we cancel options elected for exchange. The Offer Expiration Date is currently scheduled for May 26, 2026. If this Offer is extended beyond May 26, 2026, then we expect that the New Options will be granted on the expiration date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)

When will the New Options vest?

New Options granted in exchange for vested Eligible Options will be subject to a new vesting schedule and will vest on the first anniversary of the New Option Grant Date, subject to your continued employment with the Company on such date and any applicable vesting acceleration provisions. This means that if you currently hold Eligible Options that are vested and exercisable, and you elect to participate in the Option Exchange, you will surrender your right to exercise those options immediately. Your New Options will not be exercisable at all during the one-year period between the New Option Grant Date and the first anniversary of that date. If your employment with the Company terminates for any reason during this one-year period, you will forfeit all of your New Options and receive nothing in exchange for the vested Eligible Options you surrendered in the Option Exchange, subject to any vesting acceleration provisions applicable to your Eligible Options.

New Options granted in exchange for unvested Eligible Options will vest on a tranche-by-tranche basis over a two-year ratable vesting period from the New Option Grant Date, with 50% of the shares underlying a New Option to vest on the first anniversary of the New Option Grant Date and the remaining 50% to vest on the second anniversary of the New Option Grant Date, subject to your continued employment with the Company on each such date and any applicable vesting acceleration provisions.

Like all of our outstanding options, the vesting of the New Options is dependent upon continued service to the Company as an employee through the applicable vesting date, subject to any vesting acceleration provisions applicable to your Eligible Options. New Options are subject to the terms and conditions provided for in the 2014 Plan and may be forfeited if not vested at the time of a termination of service as an employee. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)

What will be the terms and conditions of my New Options?

New Options will have terms and conditions set forth in the 2014 Plan and will be subject to an applicable form of option award agreement. In addition, the number of shares subject to the New Options and the New Options’ exercise prices will be different from such terms that are applicable to Eligible Options, and the vesting schedules and expiration dates could be different as described above, but the New Options will otherwise have terms and conditions generally similar to the surrendered Eligible Options, including any provisions in an option agreement or other agreement related to certain terminations and change in control provisions.

You are encouraged to consult the 2014 Plan and the form of option award agreement for complete information about the terms of the New Options, which are available through the Company’s option administration website, exchange.awardtraq.com. Each New Option will have an expiration date of the later of (i) the original expiration date and (ii) the date that is five years from the New Option Grant Date, subject to earlier termination under certain circumstances, including in most cases following termination of your employment with the Company. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)

What if my employment with Rocket is terminated after the New Options are granted?

If your employment with the Company is terminated for any reason after the New Option has been granted, you will forfeit any shares of common stock underlying your New Options that are unvested at the date of your termination, subject to any provisions providing for vesting acceleration. You may exercise your New Options that are vested as of the date of your termination within the time set forth in your option award agreement (generally, within three months following the date of your termination of employment). (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Options” for additional information.)

What happens if Rocket is subject to a change in control AFTER the New Options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after the grant of New Options, we could undertake a transaction, such as a merger or other similar transaction, as a result of which the current share ownership of our Company would change such that a new group of stockholders would hold the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a “change in control” transaction.

For information about the change in control provisions governing your Eligible Options, you can refer to the 2014 Plan and the prospectus for the 2014 Plan. Your option award agreement(s) and certain other agreements between you and the Company may also contain provisions that affect the treatment of your options in the event of a change in control. Because the New Options will be granted under the same 2014 Plan as your Eligible Options, the change in control provisions applicable to your New Options will be the same as those applicable to your Eligible Options under the 2014 Plan.

What happens if Rocket is subject to a change in control BEFORE the New Options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating this Offer and/or your right to receive New Options under this Offer. If we were to terminate your right to receive New Options under this Offer in connection with such a transaction, your Eligible Options would remain outstanding pursuant to their original terms.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the New Options could be drastically altered. For example, if our shares of common stock were to be acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the New Options may be higher than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Employees might have their New Options convert into options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)

Are there other circumstances where I would not be granted New Options?

Yes. Even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Offer Expiration Date, you will not be granted New Options, if at all, until all necessary government approvals have been obtained.

Under the terms of the 2014 Plan, we are also required to receive approval from our stockholders of the Option Exchange. The consummation of the Offer therefore is subject to our stockholders approving the Option Exchange at the annual meeting to be held on May 20, 2026. If our stockholders do not approve the Option Exchange at the annual meeting, the Offer will be terminated and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.

In addition, we will not grant New Options to you if you are not an Eligible Employee on the New Option Grant Date. Please see Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” for additional information.

After the Offer Expiration Date, what happens if my options end up underwater again?

The price of our common stock may not appreciate over the long term, and your New Options may become underwater after the Offer Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” for additional information.)

What happens if the Company’s stockholders do not approve the Option Exchange?

If the Company’s stockholders do not approve the Option Exchange at the Annual Meeting, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be granted.

Other Important Questions

What are the U.S. federal income tax consequences of my participation in this Offer?

This Offer includes disclosures regarding the expected material U.S. federal income tax consequences of the proposed option exchange. These disclosures do not address any other tax considerations (such as state, local or foreign taxes) to which you may be subject. You should review these disclosures carefully before deciding whether or not to participate in this Offer. These disclosures are provided for your general information only, and do not constitute any tax, legal or financial advice from the Company to you, nor any recommendation from the Company to you regarding whether or not you should participate in the Offer. You are cautioned that U.S. federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances, and are subject to change at any time. If you are subject to the tax laws of a country other than the U.S., even if you are a resident of the U.S., you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Consequently, you are urged to consult your tax advisor with respect to any questions you may have about your participation in the Offer.

Please also see Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.

How should I decide whether or not to participate?

The decision to participate must be your personal decision and will depend largely on your assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. If New Options are granted with a lower exercise price than your Eligible Options, such lower exercise price may allow you to recognize value from your option sooner. There is an inflection point, however, at higher Rocket share prices where the value of the Eligible Option you surrendered would have been greater than the value of the New Option. The reason for this is because your New Option will cover fewer shares than the Eligible Option you surrendered. The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such Eligible Option grant.

In addition, the New Options will be completely unvested on the New Option Grant Date, regardless of whether the Eligible Option you surrender was wholly or partially vested. If you hold Eligible Options that are currently vested and exercisable, participating in the Option Exchange means you will surrender your right to exercise those options immediately and will instead receive New Options that vest in full only on the first anniversary of the New Option Grant Date, subject to continued employment and any applicable vesting acceleration provisions. This results in a new one-year period during which your replacement options are entirely unexercisable. If you hold unvested Eligible Options, your New Options may take longer to vest than your Eligible Options would have under their original vesting schedules, particularly if any of your Eligible Option tranches were approaching their original vesting dates at the time of the exchange. In either case, you should carefully consider the vesting implications of participating in the Option Exchange in light of your individual employment and financial circumstances.

Finally, the exchange ratios are designed to achieve value-neutrality on an aggregate basis within each exercise price range, and the New Options you receive may have a higher or lower fair value than the Eligible Options you surrender. The exchange ratios applicable to the Option Exchange were calculated to result in an aggregate fair value of the New Options that is approximately equal to the aggregate fair value of the Eligible Options they replace. This value-neutrality is calculated on an aggregate basis across all Eligible Options within each exercise price range set forth in the exchange ratio table—it is not calculated on an individual option-by-option basis. Because a single exchange ratio applies uniformly to all Eligible Options within a given exercise price range, the actual relationship between the fair value of any particular Eligible Option you surrender and the fair value of the New Options you receive in exchange may not be equal. The fair value of an individual stock option depends on a number of factors in addition to its exercise price, including, among others, the time remaining until expiration, the volatility of our common stock, and applicable interest rates. As a result, if the fair value of your specific Eligible Option is higher than the average fair value of Eligible Options within the applicable exercise price range, the New Options you receive may have a lower fair value than the Eligible Options you surrender. Conversely, if the fair value of your specific Eligible Option is lower than the average fair value of Eligible Options within the applicable exercise price range, the New Options you receive may have a higher fair value than the Eligible Options you surrender. We encourage you to consider whether the exchange ratios are appropriate for your specific circumstances, and to consult with your personal financial, legal, and/or tax advisors before deciding whether to participate in the Option Exchange.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” for additional information.)

What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my Eligible Options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Please contact your personal financial, legal and/or tax advisors to assist you in determining if you should exchange your Eligible Options.

What are some of the potential risks if I choose to exchange my outstanding Eligible Options?

We cannot predict how our common stock or the stock market will perform before the date that the New Options will be granted, and the price of Company common stock may increase or decrease significantly at any time. A significant increase in the price of Company common stock prior to the date the New Options are granted could result in the new grants having a higher exercise price than those you exchanged and could make the New Options less valuable than those you exchanged. In addition, because the New Option you will receive will be exercisable for fewer shares than the Eligible Option you surrendered, there is an inflection point at higher Company share prices where the value of the Eligible Option you surrendered would have been greater than the value of your New Option.

If you hold vested Eligible Options, those options are currently exercisable, and by participating in the Option Exchange you will surrender that immediate right of exercise. All New Options--including those issued in exchange for fully or partially vested Eligible Options--will be completely unvested on the New Option Grant Date and will not be exercisable until they vest. New Options granted in exchange for vested Eligible Options will not vest until the first anniversary of the New Option Grant Date. This means that if you exchange vested Eligible Options, you will be subject to a new one-year period during which your New Options are entirely unexercisable. If your employment with the Company terminates for any reason during that one-year period, you will forfeit all of your New Options and will receive nothing in return for the vested Eligible Options you surrendered, subject to any vesting acceleration provisions applicable to your New Options. By contrast, if you do not participate, your currently vested Eligible Options will remain exercisable in accordance with their existing terms.

Please also see the section entitled “Risk Factors” for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.

To whom should I ask questions regarding this Offer?

If you have questions regarding the Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document or other documents relating to the Offer), please email people@rocketpharma.com.

ROCKET MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.